CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF TRUST

Angel Oak Financial Institutions Trust

This Certificate of Amendment (“Certificate”) is filed in accordance with the provision of the Delaware Business Trust Act (12 Del. Code Ann. Tit. 12 § 3801 et seq.) and sets forth the following:

FIRST:    The name of the statutory trust formed by the Certificate of Trust is “Angel Oak Financial Institutions Trust” (the “Statutory Trust”).

SECOND:    The Statutory Trust’s Certificate of Trust is hereby amended by changing the name of the Statutory Trust as set forth below:

FIRST:     The name of the statutory trust formed by the filing of this Certificate of Trust is “Angel Oak Financial Institutions Term Trust” (the “Statutory Trust”).

THIRD:    This Certificate of Amendment to the Certificate of Trust shall be effective immediately upon filing.

IN WITNESS WHEREOF, the undersigned, each being a Trustee of the Statutory Trust, has executed this Certificate as of the 6th day of April, 2018, in accordance with Section 3811(a)(2) of the Act.

/s/ Sreeniwas V. Prabhu
Sreeniwas V. Prabhu, as Trustee and not individually

/s/ Ira P. Cohen
Ira P. Cohen, as Trustee and not individually

/s/ Alvin R. Albe, Jr.
Alvin R. Albe, Jr., as Trustee and not individually

/s/ Keith M. Schappert
Keith M. Schappert, as Trustee and not individually